UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☐	Soliciting Material Pursuant to §240.14a-12

PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2021

Dear Shareholder,

As you are aware, the 2021 Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) will be held on Monday, May 3, 2021, at 11:00 a.m., Central time (the “Annual Meeting”). We previously provided you with our proxy statement (“Proxy Statement”) for the Annual Meeting, and we are again asking for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals included in the Proxy Statement.

The purpose of this letter is to provide you with additional information regarding why the Board believes that our shareholders should vote FOR all the proposals included in the Proxy Statement and, more specifically, FOR the three proposals identified below:

•	Proposal 5, which asks for approval of an amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of common stock,

•	Proposal 7, which asks for approval of an amendment to the Articles to reduce the share ownership required for shareholders to act by written consent, and

•	Proposal 8, which asks for approval of an amendment to the Articles to provide that a majority of votes cast is required to approve a merger or share exchange.

Proposal 5 – Amendment to the Articles to increase the number of authorized shares of common stock

As set forth in Proposal 5, which is described further on page 20 of the Proxy Statement, we are requesting that shareholders approve an amendment to the Articles to increase the number of authorized shares of common stock from 45 million to 110 million. The Board believes it is in the best interest of the Company and its shareholders to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future corporate needs.

As previously reported, in January 2021, affiliates of Juniper Capital Advisors, L.P. (“Juniper”) contributed $150.0 million in cash and certain oil and gas assets to us in exchange for 22,548,109 common units (“Common Units”) in a partnership subsidiary of the Company and 225,481.09 shares of our Series A Preferred Stock (“Preferred Stock”) (the “Juniper Transaction”). These Common Units and Preferred Stock are redeemable or exchangeable for 22,548,109 shares of our common stock. Further, the Common Units and Preferred Stock entitle Juniper to both vote and share in any distribution or dividend on the same basis as 22,548,109 shares of common stock and therefore have a voting and economic equivalency to 22,548,109 shares of common stock regardless of whether they are redeemed. As a result of the Juniper Transaction, which was approved by our shareholders in January 2021, at March 15, 2021, approximately 87% of our currently authorized common stock was either issued and outstanding or reserved for issuance (including equity compensation for our employees and approximately 22.5 million shares of common stock reserved for issuance upon redemption of the Preferred Stock and Common Units issued in the Juniper Transaction). Only approximately 5.85 million shares of our common stock are available for future use. The Board does not believe that we currently have enough shares available to provide for sufficient flexibility to pursue appropriate opportunities if they arise or to take other actions that the Board may determine are in the best interest of the Company and its shareholders. The proposed increase of 65 million shares is intended to replenish the number of shares originally authorized (45 million) and provide for reservation of the shares issuable upon exchange or redemption of the Common Units and Preferred Stock (just over 20 million shares). The Board and management believe the proposed increase of 65 million shares of common stock is reasonable and advisable in light of the significant number of shares of common stock reserved for issuance as a result of the Juniper Transaction and that such increase is necessary to support the Company’s future corporate needs and plans, which could include, should they arise and be deemed advisable, financings, potential strategic transactions, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes.

Proposal 7 – Amendment to the Articles to lower the share ownership threshold for shareholder action by written consent

As set forth in Proposal 7, which is described further on page 23 of the Proxy Statement, we are requesting that shareholders approve an amendment to the Articles to lower the share ownership threshold required for shareholders to act by written consent from (i) all the holders of outstanding stock of the Company entitled to vote to (ii) the holders of not less than the minimum number of outstanding shares of each voting group entitled to vote on the action that would be required to take the action at a shareholders’ meeting at which all shares of each voting group entitled to vote on the action were present (the “Written Consent Amendment”). The Board believes it is in the best interest of the Company and its shareholders to lower the share ownership threshold for shareholder action by written consent as it is consistent with current best practices for corporate governance and would allow the shareholders to act by written consent without having to obtain unanimous shareholder approval, which is a near impossible threshold to meet for shareholders of a public company.

If the Written Consent Amendment is approved and implemented, Juniper may act by written consent on certain matters because it owns a majority of the issued and outstanding voting power of the Company. While other shareholders would not be provided with the opportunity to vote on any such matters, enabling Juniper to take action by written consent will not change the outcome of a vote on such proposals. As a result, the Board believes that the Written Consent Amendment will facilitate more efficient action by our shareholders and potentially result in cost savings for the Company. Moreover, because we would be required to provide shareholders with advance notice of any action taken by written consent by way of an information statement, shareholders will continue to have access to all the relevant information.

Proposal 8 – Amendment to the Articles regarding the approval threshold for merger transactions

As set forth in Proposal 8, which is described further on page 24 of the Proxy Statement, we are requesting that shareholders approve an amendment to the Articles to reduce the share ownership required for shareholders to approve a plan of merger or share exchange from (i) more than two-thirds of all the votes entitled to be cast by that voting group to (ii) a majority of all the votes cast by each voting group entitled to vote on the plan of merger or share exchange at a meeting at which a quorum of the voting group exists (the “Merger Amendment”). The Board believes it is in the best interest of the Company and its shareholders to reduce the share ownership required to approve mergers and share exchange transactions as it is consistent with current best practices for corporate governance. According to FactSet data, for instance, only 16.3% of Russell 3000 companies currently require a supermajority vote for mergers. While Juniper will be able to determine the outcome of any plan of merger or share exchange subject to shareholder approval if the Merger Amendment is approved and implemented, any such plan of merger or share exchange will continue to also require the approval of the Board. The Company’s directors, even those appointed by Juniper and its affiliates, have a duty to act in the best interest of the Company and all of its shareholders. Accordingly, the Board believes there are sufficient safeguards to promote the best interests of the Company and its shareholders. Moreover, the Board believes that the Merger Amendment will facilitate more efficient action by our shareholders and potentially result in cost savings for the Company.

Glass Lewis has recommended that the Company’s shareholders vote FOR Proposals 5 and 8.

In its report dated April 14, 2021, Glass Lewis, a leading proxy advisory firm, recommended that the Company’s shareholders vote FOR Proposals 5 and 8.

For the foregoing reasons, the Board recommends that shareholders vote FOR Proposals 5, 7, and 8 as well as FOR all the other proposals included in the Proxy Statement.

Thank you for your consideration of our perspective on these matters.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in one of three ways: by Internet, telephone or by mail, as described in the proxy materials previously provided to you.

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